                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       W.W. GRAINGER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

             455 Knightsbridge Parkway, Lincolnshire, IL 60069-3620
                                 (847) 793-9030

                                                             March 25, 1999

     TO OUR SHAREHOLDERS:

         The 1999 annual meeting of shareholders of W.W. Grainger, Inc., an Illinois corporation, will be held at Company offices located at 5500
     W. HOWARD ST., SKOKIE, ILLINOIS (see map overleaf), on Wednesday, April 28, 1999, at 10 A.M. (CDT).

         We will report at the meeting on our operations and other matters of current interest. The Board of Directors and management cordially invite you to attend.

         The formal notice of the annual meeting and the proxy statement follow. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy promptly to ensure that your shares will be represented.

                        Sincerely,

                              [SIGNATURE]
                        Richard L. Keyser
                        Chairman and Chief Executive Officer

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.

  [MAP - OF CHICAGO AND NILES/SKOKIE, IL AREAS SHOWING LOCATION OF THE ANNUAL
                                   MEETING.]

                                     [LOGO]

             455 Knightsbridge Parkway, Lincolnshire, IL 60069-3620
                                 (847) 793-9030

     ---------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1999

    The annual meeting of shareholders of W.W. Grainger, Inc. will be held at Company offices located at 5500 W. HOWARD ST., SKOKIE, ILLINOIS (see map on previous page), on April 28, 1999, at 10 A.M. (CDT) for the following purposes:

        1.  To elect twelve directors for the ensuing year;

        2. To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 1999; and

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board has fixed the close of business on March 1, 1999 as the record date for the meeting. Shareholders may vote either in person or by proxy.

    By order of the Board of Directors.

                                         J. M. BAISLEY
                                         Secretary

Lincolnshire, Illinois
March 25, 1999

                                     [LOGO]

             455 Knightsbridge Parkway, Lincolnshire, IL 60069-3620

                                 (847) 793-9030

                                                                  March 25, 1999

                                PROXY STATEMENT
                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of W.W. Grainger, Inc., an Illinois corporation (the "Company"), of proxies to be voted at the annual meeting of shareholders of the Company to be held on April 28, 1999, and at any adjournment thereof. It is anticipated that this proxy statement and the accompanying form of proxy will be mailed to shareholders commencing on or about March 25, 1999.

VOTING AT THE MEETING

    The Board has fixed the close of business on March 1, 1999 as the record date for determining shareholders entitled to notice of and to vote at the meeting. On that date, there were outstanding on the books of the Company 93,315,991 shares of Company common stock. A majority of the shares having voting power at the meeting will constitute a quorum for the transaction of business.

    In the election of directors, shareholders have the right to cumulative voting. "Cumulative voting" means that each shareholder has that number of votes equal to the number of directors to be elected, times the number of shares owned by such shareholder. The total number of these votes may be cast for one nominee or apportioned among two or more nominees, as the shareholder desires. In any matter other than the election of directors, each share is entitled to one vote.

    Shares of record on the record date and represented by each properly executed proxy received by the Company in time to permit its use at the meeting will be voted in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the voting.

EXPENSES OF SOLICITATION

    The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means, by directors, officers, and regular employees of the Company and its subsidiaries who, except for normal overtime pay in certain instances, will not receive additional compensation therefor, and by representatives of the Company's stock transfer agent. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of proxy soliciting material to certain beneficial owners of Company common stock, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in connection therewith. D.F. King & Co., Inc. has been retained by the Company to aid in the solicitation of proxies and will be paid for its services in this regard a fee approximating $5,000, plus reasonable costs and expenses.

                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

    Twelve directors are to be elected to hold office until the next annual meeting of shareholders and until their successors shall have been elected and qualified. When authorized to vote for any of the nominees, as set forth in the proxy, the person or persons voting the proxy, voting cumulatively, are permitted to and may apportion the total votes represented by the proxy to one or more of the nominees. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting. Broker non-votes and directions to withhold authority will not count as votes in the election.

    If any nominee named herein should not continue to be available for election, a circumstance that is not expected, discretionary authority may be exercised to vote for a substitute. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption OTHER MATTERS appearing later in this proxy statement.

    Mr. Robert E. Elberson is retiring from the Board and will not be standing for re-election at the meeting. Mr. Elberson, whose service to the Company as a member of the Board spans a period of 17 years, will long be remembered for his many contributions to the success of the Company.

    The following pages contain certain information about the nominees. The information is as of the printing of this proxy statement. Except for Messrs. Anderson and Novich, all of the nominees are presently directors and were previously elected by the shareholders. Unless otherwise indicated, each of the nominees has served for at least the past five years in the principal business position currently or most recently held. For the nominees' beneficial ownership of shares of Company common stock, see STOCK OWNERSHIP appearing later in this proxy statement.

[PHOTO 1]            BRIAN P. ANDERSON, age 48, is Senior Vice President and
                     Chief Financial Officer of Baxter International Inc., a global medical products and service company that focuses on critical therapies for life-threatening conditions. Prior to assuming these positions in 1998, he served as Baxter's
                     Vice President, Finance, a position assumed in 1997 after serving as Controller of Baxter. Previously, Mr. Anderson served as Baxter's Vice President, Corporate Audit. Before joining Baxter in 1991, he was a partner in the international accounting firm of Deloitte & Touche.

[PHOTO 2]            GEORGE R. BAKER, age 69, is a corporate director/advisor.
                     Until 1985, he was a special limited partner of Bear, Stearns & Co. Inc., investment bankers. Mr. Baker is also a director of Loral Orion, Inc., The Midland Company,
                     Reliance Group Holdings, Inc., and Reliance Insurance
                     Company. He was first elected a director of the Company in 1976 and is a member of the Board Affairs and Nominating
                     Committee and the Compensation Committee.

[PHOTO 3]            JERE D. FLUNO, age 57, is Vice Chairman of the Company. Mr.
                     Fluno, who joined the Company in 1969, is a member of the Office of the Chairman. He is also a director of Andrew
                     Corporation, a member of the Board of Governors of the Chicago Stock Exchange, Incorporated, and a director of certain Chicago Stock Exchange subsidiaries. Mr. Fluno was first elected a director of the Company in 1975.

[PHOTO 4]            WILBUR H. GANTZ, age 61, is Chairman and Chief Executive
                     Officer of PathoGenesis Corporation, a biopharmaceutical company developing and marketing drugs for infectious diseases. He is also a director of The Gillette Company, Harris Bankcorp, Inc., Harris Bankmont, Inc., and Harris
                     Trust and Savings Bank. Mr. Gantz was first elected a director of the Company in 1985 and is a member of the Board Affairs and Nominating Committee and the Compensation
                     Committee.

[PHOTO 5]            DAVID W. GRAINGER, age 71, is the Company's Senior Chairman
                     of the Board, a position assumed in 1997 after serving as Chairman of the Board. He was the Company's Chief Executive
                     Officer until 1995 and President from 1992 to 1994. Mr.
                     Grainger, who joined the Company in 1952, is a member of the Office of the Chairman. He was first elected a director of the Company in 1953.

[PHOTO 6]            RICHARD L. KEYSER, age 56, is the Company's Chairman of the
                     Board, a position assumed in 1997, and Chief Executive
                     Officer, a position assumed in 1995. Previously, he served as President and Chief Operating Officer of the Company.
                     Mr. Keyser, who joined the Company in 1986, is a member of the Office of the Chairman. He is also a director of Morton
                     International, Inc. Mr. Keyser was first elected a director of the Company in 1992.

[PHOTO 7]            JOHN W. MCCARTER, JR., age 61, is President and Chief
                     Executive Officer of The Field Museum of Natural History, a position assumed in 1996. He served as Senior Vice
                     President of Booz, Allen & Hamilton Inc., a management consulting firm, until 1997. Mr. McCarter is also a director of A.M. Castle & Co., HT Insight Funds, Inc.,
                     LaSalle Partners Master Trust, and Pittway Corporation, and a trustee of Harris Insight Funds Trust and LaSalle
                     Partners Funds, Inc. He was first elected a director of the Company in 1990 and is Chairman of the Board Affairs and Nominating Committee.

[PHOTO 8]            NEIL S. NOVICH, age 44, is Chairman, President, and Chief
                     Executive Officer of Ryerson Tull, Inc., the largest metal distributor and processor in North America. Prior to assuming the additional office of Chairman earlier in the year, he served Ryerson Tull as President and Chief
                     Executive Officer, positions assumed in 1996. Previously,
                     Mr. Novich served as Ryerson Tull's President and Chief
                     Operating Officer. Before joining Ryerson Tull in 1994 as
                     Chief Operating Officer, he was a director of Bain &
                     Company, an international management consulting firm, and the head of that firm's Distribution and Logistics Practice.

[PHOTO 9]            JAMES D. SLAVIK, age 46, is President, as well as a
                     director, of Mark IV Capital, Inc., an investment company dealing in real estate and corporate investments. Until
                     1987, he served as an investment real estate broker of Coldwell Banker Commercial Real Estate Services, a real estate brokerage company. Mr. Slavik was first elected a director of the Company in 1987 and is a member of the Audit Committee and the Board Affairs and Nominating
                     Committee.

[PHOTO 10]           HAROLD B. SMITH, age 65, is Chairman of the Executive
                     Committee, as well as a director, of Illinois Tool Works
                     Inc., a manufacturer and marketer of engineered components and industrial systems and consumables. He is also a director of Northern Trust Corporation, and a trustee of Northwestern Mutual Life Insurance Company. Mr. Smith was first elected a director of the Company in 1981 and is Chairman of the Compensation Committee.

[PHOTO 11]           FRED L. TURNER, age 66, is Senior Chairman of the Board of
                     McDonald's Corporation, a restaurant licensor. He joined
                     McDonald's Corporation in 1956 and assumed his current position in 1990, after serving that company as Chairman of the Board and Chief Executive Officer. Mr. Turner is also a director of Aon Corporation and Baxter International Inc..
                     He was first elected a director of the Company in 1984 and is a member of the Audit Committee and the Compensation
                     Committee.

[PHOTO 12]           JANIECE S. WEBB, age 45, is Senior Vice President of
                     Motorola, Inc., a leading provider of electronic equipment, systems, components and services produced for both U.S. and international markets, and the General Manager of its Personal Networks Group. Prior to assuming these positions earlier in the year, she served Motorola as Corporate Vice
                     President and General Manager of its Internet Connectivity
                     Solutions Group. Previously, Ms. Webb was a Corporate Vice
                     President of Motorola and General Manager of the U.S.
                     Markets Division of its Pan American Cellular Subscriber
                     Group. She first became a director of the Company in 1995 and is a member of the Audit Committee and the Compensation
                     Committee.

MEETINGS AND COMMITTEES OF THE BOARD

    Seven meetings of the Board were held in 1998. In addition, the directors acted once during the year by unanimous consent.

    The Board has three standing committees: Audit, Board Affairs and Nominating, and Compensation. Committee members are elected by the Board following the annual meeting of shareholders.

    Directors who presently serve on the Audit Committee are R.E. Elberson (Chairman), J.D. Slavik, F.L. Turner, and J.S. Webb. The Audit Committee, which met four times in 1998, makes recommendations to the Board concerning the annual appointment of the independent auditors, reviews the annual audit plan with the independent auditors, and reviews the results of the annual audit with the independent auditors. In addition, the Audit Committee reviews the adequacy of internal controls with both the independent auditors and the Company's internal auditors, and has oversight responsibilities for various aspects of certain employee benefit plans. Although the Audit Committee, as well as the Board, is apprised of the nature and costs of the non-audit professional services provided by the independent auditors, neither the Audit Committee nor the Board reviews all non-audit services in advance. All services and fees, however, are subsequently reviewed and approved by the Audit Committee. The Audit Committee reviews the independence of the independent auditors, giving consideration to the possible effect of each audit and non-audit service on such independence.

    Directors who presently serve on the Board Affairs and Nominating Committee are J.W. McCarter, Jr. (Chairman), G.R. Baker, W.H. Gantz, and J.D. Slavik. The Board Affairs and Nominating Committee, which met two times in 1998, recommends to the Board the size of the Board, criteria for Board membership, and prospective nominees. It also recommends to the Board the make-up of the Board committees (Audit, Board Affairs and Nominating, and Compensation), makes periodic reviews with respect to senior management organization and corporate governance matters, and makes initial assessments regarding major issues or proposals. The Board Affairs and Nominating Committee has not established any policy or procedure for considering nominees recommended by shareholders.

    Directors who presently serve on the Compensation Committee are H.B. Smith (Chairman), G.R. Baker, W.H. Gantz, F.L. Turner, and J.S. Webb. The Compensation Committee, which met four times in 1998, oversees the activities of the Company in the area of compensation and benefits (generally with regard to all employees and specifically with regard to officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the Board and/or shareholders for approval. The Compensation Committee also acts as the administration committee under various stock and incentive plans.

    Each director who is not an employee of the Company or any subsidiary thereof is an alternate member of each Board committee of which such director has not been specifically appointed a member. An alternate committee member may serve for all purposes at a committee meeting in place of a specifically appointed committee member who is absent.

DIRECTORS' FEES AND RELATED INFORMATION

    Directors who are not employees of the Company or any subsidiary thereof receive for their services (i) a retainer fee for serving on the Board of $25,000 per annum, (ii) a retainer fee for serving as chairman of any Board committee at the rate of $4,000 per annum, and (iii) a fee of $1,000 for each Board and Board committee meeting attended. The retainer fee for Board service is paid in the form of an annual award under the Director Stock Plan of unrestricted shares of Company common stock. The number of shares is equal to the retainer fee divided by the fair market value of a share of Company common stock at the time of award, rounded up to the next 10-share increment. Directors may elect to receive their retainer fees for serving as chairman of a Board committee and/or their Board and Board committee meeting attendance fees in the form of stock units under the Director Stock Plan. These stock units, each of which is intended to be the economic equivalent of a share of Company common stock, are settled in cash after termination of service as a director or upon a "change in control" of the Company. In addition, the Company reimburses travel expenses relating to service as a director.

    Directors who are not employees of the Company or any subsidiary thereof additionally receive under the Director Stock Plan an annual stock option award to purchase shares of Company common stock. The number of shares covered by each option is equal to $90,000 divided by the fair market value of a share of Company common stock at the time of award, rounded up to the next 10-share increment. The per-share option exercise price is 100% of that value. The options are fully exercisable upon award and have a 10-year term. Upon death, disability, or retirement after age 70 or with at least five years of Board service, the options remain exercisable for six years, but in no case beyond the original option term. If Board service terminates under any other circumstance, the options may be exercised only during the first 90 days following the termination.

    Stock ownership guidelines are applicable to directors who are not employees of the Company or any subsidiary thereof. These guidelines provide for director ownership, within five years after election, of Company common stock having a value of at least five times the annual retainer fee for serving on the Board. Failure to comply with the guidelines will result in ineligibility to receive awards of stock options under the Director Stock Plan until the guidelines are met. All directors subject to the guidelines are in compliance with them.

    Directors who are employees of the Company or any subsidiary thereof do not receive any retainer fees for Board or Board committee service, Board or Board committee attendance fees, or stock options under the Director Stock Plan.

    In the ordinary course of business during 1998, the Company and its subsidiaries engaged in various types of business transactions with, and with affiliates of, organizations with which directors of the Company are associated in their principal business occupations or otherwise. The transactions are not deemed material to any of the directors. Similar transactions are likely to occur in the future.

                                STOCK OWNERSHIP

    The table below, which is based upon information furnished to the Company by the individuals involved, sets forth the number of shares of Company common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) on March 1, 1999 by each of the directors, the nominees and certain executive officers of the Company, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, each of the named persons had beneficial ownership of the shares shown by sole voting and investment power.

                                                                                SHARES     PERCENTAGE
                                                                             BENEFICIALLY   OF COMMON
BENEFICIAL OWNER                                                               OWNED(1)     STOCK(2)
---------------------------------------------------------------------------  ------------  -----------
David W. Grainger(3,4,5,6,7) ..............................................    10,763,750      11.53%
    5500 W. Howard St.
    Skokie, IL 60077
James D. Slavik(3,8,9,10,11,12) ...........................................     8,787,002       9.41%
    100 Bayview Circle
    Suite 4500
    Newport Beach, CA 92660
Brian P. Anderson..........................................................           -0-           *
George R. Baker(8).........................................................        12,604           *
Donald E. Bielinski(13,14,15)..............................................       166,680           *
Wesley M. Clark(13,14,16)..................................................        69,420           *
Robert E. Elberson(8)......................................................        35,490           *
Jere D. Fluno(13,14,17)....................................................       357,260           *
Wilbur H. Gantz(8).........................................................        18,027           *
Richard L. Keyser(13,14,18)................................................       276,120           *
P. Ogden Loux(13,14,19)....................................................        70,180           *
John W. McCarter, Jr.(8,20)................................................        10,043           *
Neil S. Novich.............................................................           -0-           *
Harold B. Smith(8,21)......................................................        40,690           *
Fred L. Turner(8)..........................................................        12,690           *
Janiece S. Webb(8).........................................................         6,700           *
Directors and Executive Officers as a group(7,8,13,14,22,23)...............    20,998,581      22.27%

------------

 (1) In some instances, shares are included as to which beneficial ownership has been disclaimed in reports filed with the Securities and Exchange Commission.

 (2)  An asterisk (*) indicates less than 1%.

 (3) Messrs. Grainger and Slavik are the only persons known by the Company to be beneficial owners of more than 5% of the Company's common stock.

 (4) Includes 1,102,596 shares held by The Grainger Foundation Inc., a charitable foundation, as to which shares Mr. Grainger has shared voting and investment power.

 (5) Includes 1,524,720 shares held by various family trusts, as to which shares Mr. Grainger has shared voting and investment power.

 (6) Includes 549,270 shares held by various family trusts, as to which shares Mr. Grainger, alone or with his wife, has voting and investment power.

 (7) Excludes 8,694 shares and 10,467 shares which Mr. Grainger and all directors and executive officers of the Company as a group, respectively, are deemed to have the economic equivalent of investment power as of December 31, 1998 by reason of the operation of the Company's supplemental profit sharing plan.

 (8) Includes stock units, each of which is intended to be the economic equivalent of a share of Company common stock, credited as of December 31, 1998 to accounts of non-employee directors under the Director Stock Plan as follows: Mr. Baker, 9,804 units; Mr. Elberson, 5,490 units; Mr. Gantz, 8,627 units; Mr. McCarter, 3,843 units; Mr. Slavik, 5,490 units; Mr. Smith, 5,490 units; Mr. Turner, 5,490 units; Ms. Webb, 2,900 units; and all non-employee directors as a group, 47,134 units. Such units are excluded from the computations of percentages of shares owned.

 (9) Excludes 688 shares held by Mr. Slavik's wife, as to which shares Mr. Slavik disclaims voting or investment power.

 (10) Includes 6,437,360 shares held by certain family-owned corporations, as to which shares Mr. Slavik has sole voting power and shared investment power.

 (11) Includes 1,414,012 shares held by various family trusts, as to which shares Mr. Slavik has shared voting and investment power.

 (12) Includes 166,820 shares held by various family trusts or as custodian for family members, as to which shares Mr. Slavik, alone or with his wife, has voting and investment power.

 (13) Includes shares that may be acquired within 60 days after March 1, 1999 upon exercise of employee stock options as follows: Mr. Bielinski, 108,820 shares; Mr. Clark, 29,420 shares; Mr. Fluno, 180,060 shares; Mr. Keyser, 161,920 shares; Mr. Loux, 48,240 shares; and all directors and executive officers of the Company as a group, 781,600 shares. In computing the percentage of shares owned by each such person and by the group, such shares were added to the total number of outstanding shares for the separate calculations.

 (14) Includes shares of restricted stock as follows: Mr. Bielinski, 40,000 shares; Mr. Clark, 40,000 shares; Mr. Fluno, 80,000 shares; Mr. Keyser, 100,000 shares; Mr. Loux, 20,000 shares; and all directors and executive officers as a group, 370,000 shares. Such shares, which are held under the Company's 1990 Long Term Stock Incentive Plan are not transferable and are subject to forfeiture during the applicable restricted period.

 (15) Includes 8,520 shares as to which Mr. Bielinski has shared voting and investment power with his wife.

 (16) Excludes 4,000 shares held by Mr. Clark's wife, as to which shares Mr. Clark disclaims voting or investment power.

 (17) Includes 88,600 shares as to which Mr. Fluno has shared voting and investment power with his wife.

 (18) Includes 14,100 shares as to which Mr. Keyser has shared voting and investment power with his wife.

 (19) Excludes 400 shares held by Mr. Loux's wife, as to which shares Mr. Loux disclaims voting or investment power.

 (20) Includes 6,200 shares as to which Mr. McCarter has shared voting and investment power with his wife.

 (21) Includes 32,000 shares as to which Mr. Smith has shared voting and investment power.

 (22) Includes 11,192,354 shares as to which members of the group have shared voting and/or investment power.

 (23) Excludes 5,588 shares held by certain family members, as to which shares members of the group disclaim voting or investment power.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and officers, as well as persons holding more than ten percent of the Company's common stock, are required to file with the Securities and Exchange Commission reports concerning their initial ownership of the Company's equity securities and subsequent changes in that ownership. While all of the required reports were filed during 1998, Janiece Webb, a director of the Company, filed after the due date a report disclosing a transaction in April. In making this statement, the Company has relied solely on written representations of its directors, officers, and ten percent holders and copies of the reports that they have filed with the Commission.

                      MANAGEMENT COMPENSATION AND BENEFITS

SUMMARY COMPENSATION INFORMATION

    Set forth below is certain summary information concerning compensation paid to or accrued for those persons who, at December 31, 1998, were (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997, and 1996:

                                               ANNUAL COMPENSATION     LONG-TERM COMPENSATION      ALL OTHER
                                                                                                COMPENSATION(4)
                                              ----------------------  ------------------------  ----------------
                                                                               AWARDS
                                                                      ------------------------
                                                                      RESTRICTED      STOCK
   NAME AND PRINCIPAL POSITION                                           STOCK       OPTIONS
          (AT 12/31/98)              YEAR      SALARY     BONUS(1)     AWARDS(2)   (SHARES)(3)
---------------------------------     ---     ---------  -----------  -----------  -----------
Richard L. Keyser................       1998  $ 679,200   $ 678,521          -0-       46,000      $  218,366
  Chairman of the Board and             1997    594,000     550,638          -0-       43,060         188,034
  Chief Executive Officer               1996    576,000     587,878    $3,800,000      46,080         196,810

Donald E. Bielinski..............       1998  $ 372,000   $ 298,411    $1,089,375      17,540      $  105,684
  Group President                       1997    343,440     223,870          -0-       15,900          91,753
                                        1996    310,560     221,708    $ 760,000       17,120          89,553

Wesley M. Clark..................       1998  $ 372,000   $ 291,325    $1,089,375      17,540      $  105,684
  Group President................       1997    304,000     223,870          -0-       15,900          69,497
                                        1996    230,040     124,359    $ 760,000       12,340          42,248

Jere D. Fluno....................       1998  $ 521,640   $ 463,216          -0-       27,260      $  165,954
  Vice Chairman                         1997    501,600     430,327          -0-       32,320         160,917
                                        1996    487,200     491,610    $3,040,000      34,660         161,796

P. Ogden Loux....................       1998  $ 300,000   $ 198,126          -0-       13,500      $   81,976
  Senior Vice President, Finance        1997    270,000     162,486          -0-       15,900          64,513
  and Chief Financial Officer           1996    231,300     127,728    $ 760,000       12,340          61,387

---------------

(1) Includes amounts paid under the Office of the Chairman Incentive Plan, in which Messrs. Keyser and Fluno participated for 1998 and 1997, and the Management Incentive Program.

(2) Represents the fair market value on the date of award of restricted stock awarded under the Company's 1990 Long Term Stock Incentive Plan. Shares of restricted stock have the same rights, including dividend and voting rights, as other shares of Company common stock. As of December 31, 1998, Messrs. Keyser, Bielinski, Clark, Fluno, and Loux held 100,000, 40,000, 40,000, 80,000, and 20,000 shares of restricted stock, having then-current market values of $4,162,500, $1,665,000, $1,665,000, $3,330,000, and $832,500,
    respectively. The shares are scheduled to vest in November 2006, except for 20,000 shares held by each of Messrs. Bielinski and Clark, which are scheduled to vest in May 2008, in all cases assuming continuation of employment. The Plan provides for acceleration of vesting of all outstanding restricted stock in the event of a "change in control" of the Company. With respect to Messrs. Keyser and Fluno, the related agreements also provide for acceleration of vesting on a pro rata basis in the event of death or disability.

(3)   Shares adjusted to reflect the Company's 1998 2-for-1 stock split.

(4) Amounts accrued under the Company's non-contributory profit sharing plan, in which most Company employees participate, and the related supplemental profit sharing plan.

STOCK OPTION GRANTS

    Set forth below is further information concerning grants of stock options during the fiscal year ended December 31, 1998 to the Named Executive Officers. All information has been adjusted to reflect the Company's 1998 2-for-1 stock split.

                                     PERCENTAGE OF
                                     TOTAL OPTIONS    EXERCISE OR
                         OPTIONS      GRANTED TO      BASE PRICE     EARLIEST                   GRANT DATE
                         GRANTED     EMPLOYEES IN        (PER        EXERCISE    EXPIRATION       PRESENT
NAME                    (SHARES)      FISCAL 1998      SHARE)(1)      DATE(2)       DATE         VALUE(3)
---------------------  -----------  ---------------  -------------  -----------  -----------  ---------------
Richard L. Keyser....      46,000          5.27%       $ 51.6875       4/29/01      4/28/08      $ 750,030
Donald E.
 Bielinski...........      17,540          2.01%       $ 51.6875       4/29/01      4/28/08        285,990
Wesley M. Clark......      17,540          2.01%       $ 51.6875       4/29/01      4/28/08        285,990
Jere D. Fluno........      27,260          3.12%       $ 51.6875       4/29/01      4/28/08        444,474
P. Ogden Loux........      13,500          1.55%       $ 51.6875       4/29/01      4/28/08        220,118

---------------

(1) The per-share option exercise price equals the per-share closing price of Company common stock reported in the Composite Tape for New York Stock Exchange listed stocks for the business day preceding the date of award. Stock optionees presently may make payment of the exercise price of stock options by delivering already owned shares of Company common stock (based on the fair market value of the shares at the time). Stock optionees presently may also direct that shares of Company common stock otherwise deliverable upon exercise (based on the fair market value of the shares at the time) be withheld in satisfaction of withholding tax obligations arising from exercise.

(2) All options were granted under the Company's 1990 Long Term Stock Incentive Plan on April 29, 1998 and are scheduled to become fully exercisable three years following the date of award. The Plan provides for acceleration of exercisability of all outstanding options in the event of a "change in control" of the Company.

(3) The amounts shown are based on the Black-Scholes option pricing model. Material assumptions incorporated into this model in estimating the value of the options are consistent with those required by Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) and include the following:

    a.  Exercise price of $51.6875.

    b.  Expected term of 7.0 years.

    c.  Interest rate of 5.87%.

    d.  Volatility of 20.13%.

    e.  Dividend yield of 1.46%.

    The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

STOCK OPTION EXERCISES AND HOLDINGS

    Set forth below is information relating to stock options exercised by the Named Executive Officers during the 1998 fiscal year and the number of shares of Company common stock covered by, and the value of, outstanding stock options held by them at December 31, 1998.

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                            OPTIONS AT 12/31/98            AT 12/31/98(3)
                          SHARES ACQUIRED     VALUE      --------------------------  ---------------------------
NAME                      ON EXERCISE(1)   REALIZED(2)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------  ---------------  ------------  -----------  -------------  ------------  -------------
Richard L. Keyser.......        10,860     $    838,256     133,640       135,140    $  1,968,893   $   551,268
Donald E. Bielinski.....           -0-              -0-     107,700        50,560       1,914,608       204,383
Wesley M. Clark.........           -0-              -0-      17,080        45,780         190,663       166,740
Jere D. Fluno...........        19,920        1,286,085     145,400        94,240       2,135,671       414,348
P. Ogden Loux...........           -0-              -0-      46,540        41,740         765,909       166,740

------------

(1) The figures shown are the numbers of shares covered by the exercised stock options.

(2) The amounts shown are the differences between the per-share stock option exercise prices and fair market values of Company common stock on the dates of exercise, multiplied by the number of shares covered by the exercised stock options.

(3) The amounts shown are the differences between the per-share stock option exercise prices and the closing price of Company common stock on December 31, 1998 of $41.625 per share, as reported in the Composite Tape for New York Stock Exchange listed stocks, multiplied by the number of shares covered by the unexercised stock options.

OTHER BENEFITS

    The Executive Deferred Compensation Plan, an unfunded plan administered by a committee of management, permitted participants selected by the committee to elect a salary reduction of between 5% and 15% (or more with special agreement) for up to four years. The Company allocated to participants' accounts an additional 15% of the salary reduction to reflect reduced profit sharing plan contributions. Under the related Plan Agreement, a participant is entitled to 180 monthly payments, commencing at age 65, in an annual amount that is based upon the amount of the salary reduction, the additional amount allocated by the Company, and the number of years from deferment to normal retirement age. Reduced or increased payments are provided in the event that the participant begins receiving payments before or after age 65. If the Company reduces benefits or terminates the Plan, or if there is a "change in control" of the Company, the Plan provides for various benefits to the participant, ranging from a return of the amount of salary deferral, plus interest, to a lump-sum benefit equal to the present value of a projected payment stream. If a participant dies before retirement or before having received the full amount of the benefits, the balance will be paid to the participant's designated beneficiary. Although the initiation of salary payment deferrals has not been permitted for several years and there were no such deferrals for 1998, Messrs. Keyser,

Bielinski, and Fluno and certain other key executives have deferred salary payments under the Plan for prior years. If Messrs. Keyser, Bielinski, and Fluno remain employees of the Company until age 65 and then commence receiving payments under the Plan, their monthly payments would be $10,509, $3,664, and $26,207, respectively.

    Participation of employees in the Executive Death Benefit Plan, which is unfunded, is determined by a committee of management. The beneficiary of a participant who dies while employed by the Company is generally entitled to 120 monthly payments of 50% of the participant's monthly compensation, calculated on the basis of salary and target bonus under the applicable cash incentive program. A lump-sum benefit in an amount which, after taxes, generally approximates the participant's last year's compensation, calculated on the same basis, is payable to a participant's designated beneficiary upon death after retirement. In the event of a "change in control" of the Company, the Plan assumes retirement on that date if the participant is then eligible for retirement (with the participant being credited with an additional three years of age and service for this purpose) and provides for a lump-sum payment of the present value of the post-retirement benefit on the basis of the participant's death at age 80. All of the Named Executive Officers and certain other key executives participate in the Plan.

    The Company has minimized its exposure relating to the Executive Deferred Compensation Plan and the Executive Death Benefit Plan by purchasing life insurance contracts, which are owned by the Company.

    The Company provides a separation benefit to certain full-time employees upon termination of employment (other than for cause) at age 55 or later with at least 15 years service. This benefit, which is unfunded, is equal to one week's regular pay for each two full years of continuous employment accrued prior to December 31, 1984, with a maximum of 13 weeks pay. Messrs. Keyser, Clark, and Loux joined the Company after December 31, 1984 and, accordingly, will not receive the separation benefit. Had they been eligible and terminated their employment as of the date of this proxy statement, Mr. Fluno (who is eligible) and Mr. Bielinski (who is not yet eligible because of age) would have received a separation benefit of $73,032 and $47,312, respectively.

    All of the Named Executive Officers and certain other key executives have entered into Change In Control Employment Agreements with the Company. Under each Agreement, the executive is entitled to certain benefits if, within a two-year period following a "change in control" of the Company, (a) the Company terminates the employment of the executive other than for "cause," (b) the executive terminates employment with the Company for "good reason," or (c) in the case of the Named Executive Officers, the executive terminates employment with the Company for any reason within the 30-day period following the one-year anniversary of the change in control. Benefits include a lump-sum payment generally equal to a multiple of the sum of (i) the executive's annual salary,
(ii) the higher of the executive's target annual bonus or the average of the executive's last three annual bonuses, and (iii) in connection with the Company's non-contributory profit sharing plans, a percentage of annual salary and bonus equal to the greater of (x) the highest percentage of covered compensation contributed by the Company under the plans for any of the last three fiscal years or (y) 15%. The multiple mentioned above is three in the case of the Named Executive Officers and two in the case of most of the other key executives. Benefits additionally include continuation of health and dental benefits for a number of years equal to the applicable multiple. Each Agreement further provides that the executive is to be made whole on an after-tax basis with respect to excise tax due as a consequence of payments (whether or not under the Agreement) being classified as "parachute payments" under section 280(G) of the Internal Revenue Code. In certain cases, the lump-sum payment upon termination is limited under the Agreement to an amount below which such excise tax would be due.

    U.S. employees with whom the Company has not entered into Change In Control Employment Agreements are generally subject to a Change In Control Severance Policy. Under the Policy, employees whose employment with the Company is terminated other than for "cause" or who resign under certain circumstances within two years following a "change in control" of the Company are entitled to severance pay and continuation of health and dental benefits in amounts and for durations that are based upon years of service, pay, and other factors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

    This report of the Compensation Committee of the Board (the "Committee") discusses the Company's compensation policy and programs for the executive officers, including members of the Office of the Chairman, which consists of Messrs. Keyser, Fluno, and Grainger, respectively the Chairman and Chief Executive Officer, Vice Chairman, and Senior Chairman.

    The Committee administers the Company's executive compensation programs and recommends to the Board the compensation for all executive officers. In this connection, the Committee considers information and data supplied by management and by an independent compensation and benefits consultant. All members of the Committee are non-employee directors.

Executive Compensation Policy

    The purpose of the executive compensation programs is to enable the Company to attract and retain qualified executives and to provide appropriate incentives, including equity incentives, to support the achievement of the Company's business goals. The overall program includes variable pay components which link total executive compensation to the creation of shareholder value over the long term.

    Total compensation for purposes of the Company's total compensation objective consists of base salary, cash incentive compensation, stock options, and benefits. When Company performance is at target, the Company's objective is to pay total compensation at least at the size-adjusted median of a peer group of companies approved by the Committee. All elements of recurring compensation are valued to determine the Company's posture relative to the comparator group.

    The companies used for compensation comparator purposes are not the same companies used to compare total shareholder return in the stock price performance graph. The companies in the stock price performance graph are those comprising the Dow Jones Electrical Components & Equipment Index. However, the Company's "market" for executive talent is broader than that index. The compensation comparator group used is representative of the types of major companies with whom the Company historically competes for talent.

Base Salaries

    The Committee reviews base salaries annually. Adjustments to base salaries are determined based on an evaluation of the competitive market, individual performance, position in the salary range (where applicable), experience of the executive, and internal equity issues. After evaluating the competitive market, a merit increase program for all exempt employees was approved by the Committee for 1998. Salary adjustments to executive officers that were unrelated to promotions were consistent with these salary objectives.

    In determining the salary compensation of the members of the Office of the Chairman, the Committee considers the financial and non-financial performance of the Company, as well as an analysis of their salaries in relation to those for comparable positions in the comparator group of companies approved by the Committee.

Cash Incentives

    The Management Incentive Plan (MIP) rewards participating executive officers and other key managers mainly for improvements in economic earnings. The concept of economic earnings recognizes the fact that capital providers have a required rate of return on their investment. Economic earnings occur only after the Company's earnings exceed this required return. The MIP emphasizes the need to continually improve economic earnings. The basic concept underlying the MIP is that improved economic earnings result from one or more of the following:

    - Increasing the return on existing investments,

    - Making new investments that have returns exceeding the Company's cost of capital, and

    - Reducing or eliminating investments that have returns which fail to meet the Company's cost of capital.

    The MIP is structured to provide an appropriate balance between short-term and long-term results. The program emphasizes the common interests of management and shareholders with long-term improvements in economic earnings expected to correspond with long-term improvement in shareholder value.

    The MIP is based on quantitative measures, but also provides for utilization of a qualitative component. The quantitative component is built around target bonuses which are stated as a percentage of base salary. These target bonuses are established based on a review of competitive market practice and are similar to targets in prior programs. The qualitative component consists of a discretionary factor under which, if used, total bonuses can be adjusted up or down as much as 10% of participants' base salaries to account for economic or other conditions outside the participants' control. Annually, actual results are compared to targets to determine the amount of the bonus earned. Target bonuses under the MIP and similar programs range from 10% to 90% of base salary.

    Economic earnings for 1998 were above target, resulting in a bonus award that was higher than target and higher than in 1997. Bonuses were calculated under the MIP formula based on Companywide performance for all participants who were executive officers. The qualitative discretionary factor described above was not used in the calculation of this year's bonus payments.

    Messrs. Keyser, Fluno, and Grainger participated in the Office of the Chairman Incentive Plan (OCIP) for 1998. OCIP bonuses, which are limited to an incentive fund determined by reference to the Company's reported net earnings, were calculated for the year on the same basis as MIP bonuses.

Stock Option Program

    Stock options are awarded at an option price not less than the fair market value of the underlying Company common stock on the date of award. The stock option program is considered an important means of aligning the financial interests of executive officers and other key employees to the longer term financial interests of the shareholders. The number of option shares awarded at each level in the organization is designed to provide an economic value that is competitive with awards made by other companies to those with comparable jobs.

Restricted Stock Award

    Effective in November 1996, the Company awarded restricted stock (generally subject to forfeiture if employment terminates before the end of a 10-year restricted period) to executive and other officers of the Company, in each case subject to the execution of a confidentiality and non-competition agreement with the Company. Similar awards and agreements have been granted to executives who have been promoted to or otherwise assumed eligible officer positions since the original award date. Objectives of the awards and agreements are to protect proprietary Company information, to preserve the Company's competitive advantages, particularly in termination of employment situations, to align more closely the interests of executives with those of shareholders, to provide a strong executive retention incentive, and to provide for executive continuity.

Stock Ownership Guidelines

    Ownership in Company stock can encourage executives to consider the shareholder impact of their decisions and to act to increase shareholder value. In 1996, the Company established stock ownership guidelines for its officers. Members of the Office of the Chairman must achieve stock ownership of at least five times annualized base salary. The Group Presidents must achieve stock ownership of at least four times annualized base salary. Other officers must achieve stock ownership of at least three times or two times annualized base salary. These ownership guidelines must be met within three years of the establishment of the guidelines or within three years of being named an officer, whichever comes last. Officers who fail to achieve these ownership levels will not be eligible to receive any stock-based awards until such time as the ownership levels are again achieved. The Company believes that these ownership guidelines are important in aligning the interests of the executive officers of the Company and the shareholders. All officers subject to the guidelines are in compliance with them.

Executive Death Benefits

    The death benefit component of the executive compensation programs consists of the Executive Death Benefit Plan, which is discussed in an earlier section.

Other Benefits

    Most other benefits, including profit sharing and various welfare benefits, provided to executives are comparable to those provided to the majority of salaried and hourly Company employees.

Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to the company's chief executive officer and its four other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as "performance-based" compensation. A Company objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with Company strategies and goals. Awards under the OCIP and gains on exercises of stock options awarded under the 1990 Long Term Stock Incentive Plan are considered to be "performance-based" compensation not subject to the Section 162(m) deductibility limit.

                                           Harold B. Smith, Chairman

                                           George R. Baker

                                           Wilbur H. Gantz

                                           Fred L. Turner

                                           Janiece S. Webb

                                           Members of the Compensation Committee

                                           of the Board of Directors

STOCK PRICE PERFORMANCE

    The following stock price performance graph compares the cumulative total return on an investment in Company common stock with the cumulative total return of an investment in each of the S&P 500 Stock Index and the Dow Jones Electrical Components & Equipment Index for the period commencing December 31, 1993 and ending December 31, 1998. The graph assumes that the value for the investment in Company common stock and in each index was $100 on December 31, 1993 and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                                DECEMBER 31,
                                              S&P 500         DOW JONES ELECTRICAL
                      W.W. GRAINGER, INC.   STOCK INDEX   COMPONENTS & EQUIPMENT INDEX
1993                         $100              $100                   $100
1994                         $102              $101                   $104
1995                         $118              $139                   $136
1996                         $145              $171                   $166
1997                         $178              $229                   $204
1998                         $155              $294                   $239

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of its Audit Committee, the Board has appointed Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, which appointment will be submitted for ratification at the meeting. Grant Thornton LLP and its predecessors have served as independent auditors of the Company for approximately 60 years. It is expected that representatives of Grant Thornton LLP will be present at the meeting to respond to appropriate questions of shareholders and to make any desired statements.

    THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.

    Approval of the proposal requires the affirmative votes of a majority of the shares of Company common stock represented in person or by proxy at the meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors of the Company for the next fiscal year.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

    Any shareholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 2000 annual meeting of shareholders (in accordance with Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended) should send to the Secretary of the Company at the Company's headquarters a signed notice of intent to submit the proposal at the meeting. The notice, including the text of the proposal, must be received no later than November 26, 1999 in order for the proposal to be considered for inclusion in such proxy soliciting material.

    The Company's By-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of shareholders. In order for the nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or proposal, as the case may be. For a nomination, the notice must be furnished no later than the date calculated in accordance with the notice requirements referred to in the preceding paragraph. For a proposal, the notice must be furnished generally not less than 30 days nor more than 60 days before the meeting. Pursuant to the By-laws, the Company's 2000 annual meeting of shareholders will be held on April 26, 2000. A copy of the By-laws may be obtained without charge upon written request to the Secretary of the Company.

    The Company expects to relocate its headquarters on or about June 1, 1999. The new headquarters address will be 100 Grainger Parkway, Lake Forest, IL 60045-5201.

DISCRETIONARY AUTHORITY

    The Board does not know of any matters other than those described in this proxy statement that will be presented for consideration at the meeting. If any matter not described in this proxy statement should properly be so presented, it is intended that the proxies will be voted on the matter in accordance with the judgment of the person or persons voting them.

                YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN
            THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE
                        ACCOMPANYING POSTPAID ENVELOPE.

                                     [LOGO]

--------------------------------------------------------------

                                          NOTICE
                                          of annual
                                          meeting of
                                          shareholders
                                          and PROXY
                                          STATEMENT

                                          April 28, 1999
                     M Printed on recycled paper.

                                                         0945-PS-99

COMMON PROXY                                                    COMMON PROXY

                               W.W. GRAINGER, INC.

                455 Knightsbridge Parkway, Lincolnshire, IL 60069

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             Proxy for Annual Shareholders' Meeting, April 28, 1999



      The undersigned hereby appoints Richard L. Keyser, Jere D. Fluno, and David W. Grainger, and each of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of W.W. Grainger, Inc. to be held on April 28, 1999 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present and voting thereat.

      A majority of said proxies or substitutes who shall be present at the meeting may exercise all powers hereunder. All proxies will be voted as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND
2. IF AUTHORITY IS GIVEN TO VOTE FOR THE ELECTION OF DIRECTORS, THIS PROXY MAY BE VOTED CUMULATIVELY FOR DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.


----------------------------                  --------------------------
     SEE REVERSE SIDE                             SEE REVERSE SIDE
----------------------------                  --------------------------

             CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1 AND 2



1. Election of Directors
   NOMINEES: Brian P. Anderson, George R. Baker, Jere D. Fluno,
   Wilbur H. Gantz, David W. Grainger, Richard L. Keyser,
   John W. McCarter, Jr., Neil S. Novich, James D. Slavik,
   Harold B. Smith, Fred L. Turner, Janiece S. Webb

      FOR        / /       / /      WITHHELD
      ALL                           FROM ALL
   NOMINEES                         NOMINEES

/ /
   ---------------------------------------------------
FOR, except vote withheld from nominees named above


2. Proposal to ratify appointment of     FOR       AGAINST     ABSTAIN
   Grant Thornton LLP as independent     / /         / /          / /
   auditors for the year ending
   December 31, 1999.


3. In their discretion upon such other matters as may properly come before the meeting.

   CHECK BOX AT RIGHT IF YOU PLAN TO ATTEND         / /
   THE MEETING

   CHECK BOX AT RIGHT FOR ADDRESS CHANGE AND        / /
   NOTE AT LEFT

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.


Signature_____________________________ Date__________


Signature_____________________________ Date__________